DEFINITIVE AGREEMENT

THIS AGREEMENT is made into by and between GIA Investments Corp. (**"GIA"**), a Nevada company; and Worldwide media Investments Corp.(**"Worldwide"**), a company incorporated in Anguilla.

WHEREAS:

GIA and Worldwide wish to enter into a plan of acquisition (the "***Plan of Acquisition***") transaction as follows:

(a) Worldwide, a holding company listed on Anguilla, with its major shareholder, Alan Chen, desires to acquire **NOWnews Network Co., Ltd. ("NOWnews")**, a media company incorporated in Taiwan R.O.C., through a stock purchase agreement.

(b) GIA Investments Corp., ("GIA'), a fully reporting publicly traded company with the ticker symbol "GIAI" on the United States over-the-counter (OTCQB) securities market, desires to purchase 15% of the Worldwide's issued and outstanding common stock for the amount of $3,000,000.

(c) Worldwide will be acquired by an unidentified company ("Company A") listed on the OTCQB through stock exchange.

NOW, THEREFORE, in consideration of the foregoing, GIA and Worldwide agree as follows:

1. Company A will has 20,000,000 shares of common stock issued and outstanding with $1 par value. 20% of those shares of common stock shall not be restricted and 80% of those shares shall be restricted. The restricted period of such restricted shares will be further determined by GIA and Worldwide.

2. Before the completion of Plan of Acquisition, Worldwide shall:

   a. Increase its capital by $1,000,000 for the purpose of supporting the operations of NOWnews for an estimated period of twelve months. The payment of such capital increase should be made in full within twelve months after the merger of Company A and Worldwide.

   b. Pay, satisfy and discharge any indebtedness owed by NOWnews to each of the shareholders before the merger withCompany A.

   c. Alan Chen shall pay and discharge all indebtedness owed by NOWnews to its shareholders.

3. Upon satisfaction of the conditions set forth herein, Worldwide will own 84% of the issued and outstanding shares of Company A's common stock, GIA will own 15% of the issued and outstanding shares of Company A's common stock, and original shareholders of Company A will own 1% of Company A's common stock.

4. All fees and expenses incurred in connection with the merger shall be paid by Worldwide, whether or not the merger is consummated. Such fees or expenses paid by GIA on behalf of Worldwide may be converted into shares of Company A's common stock at a price $ 1 agreed by GIA and Worldwide.

AGREED AND ACCEPTED BY：

GIA INVESTMENTS CORP.

By:________________ 09/16/2013

HEER HSIAO **Date**

Worldwide media Investments Corp.

By:________________ 09-16-2013

CHEN ALAN **Date**

UNANIMOUS WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION BY GIA INVESTMENTS INC., A NEVADA CORPORATION

The undersigned, are all the members of, and, therefore, constitute, the Board of Directors of GIA Investments, Inc., a Nevada corporation (the "Corporation"), and pursuant to Section 78.315 of the Nevada Revised Statutes, by their signatures below, hereby consent to take for following actions, to adopt the following resolutions, and transaction the following business of the Corporation:

NOW, THEREFORE, BE IT:

RESOLVED, the undersigned have determined that it is in the best interests of the Corporation and its shareholders that the Corporation issue 3,500,000 shares of its common stock at a price of $1.00 per share.

RESOLVED, FURTHER, that this corporation offer for sale and issue 3,500,000 shares of its common stock at a price of $1.00 per share.

RESOLVED, FURTHER, that the funds received from the sale of those 3,500,000 shares be added to the appropriate capital account on the books and records of the Corporation.

RESOLVED, FURTHER, that after the issuance by the Corporation of those 3,500,000 shares, the Corporation prepare and file with the Unites States Securities and Exchange Commission a Current Report on Form 8-K, to disclose the issuance of those 3,500,000 shares.

ERSOLVED, FURTHER, that those 3,500,000 shares be issued in transactions with satisfy the conditions of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of Regulation S.

RESOLVED, FURTHER, the undersigned have determined that it is in the best interests of the Corporation and its shareholders that the Corporation purchase from Worldwide Media Investments Corp. that number of shares of common stock of Worldwide Media Investments Corp. which will be equal to 15% of the issued and outstanding shares of that common stock after the issuance thereof, for a purchase price of $3,000,000.00.

RESOLVED, FURTHER, that the Corporation purchase from Worldwide Media Investments Corp. that number of shares of common stock of Worldwide Media Investments Corp. which will be equal to 15% of the then issued and outstanding shares of that common stock after the issuance thereof, for a purchase price of $3,000,000.00.

RESOLVED, FURTHER, that the officers of the Corporation be, and hereby are, authorized, empowered and instructed to take any and all action and enter into, execute and deliver any and all documents which those officers determine are necessary or appropriate to effectuate and carry out the intents and purposes of the resolutions specified in this Consent.

THIS CONSENT is executed pursuant to the provisions of Section 78.315 of the Nevada Revised Statutes and is to be filed with minutes of proceedings of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 14th day of September, 2013.

Director
Name: Heer Hsiao

____
Heer Hsiao

Director
Name: EN MING TSENG

____
EN MING TSENG